EXHIBIT 99.2

BBCN Bancorp Provides Corrected Financial Tables for the 2013 First Quarter

LOS ANGELES, April 23, 2013 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (the "Company") (Nasdaq:BBCN), announced today that the press release announcing its financial results for the quarter ended March 31, 2013 included two financial tables that had incorrect information. The corrected information is provided in the tables below:

Non-Interest Income:
	Three Months Ended
(In thousands)	3/31/2013	12/31/2012	% change	3/31/2012	% change
Service fees on deposit accounts	$ 2,875	$ 2,916	(1)%	$ 3,160	(9)%
Net gains on sales of SBA loans	2,694	2,754	(2)%	2,963	(9)%
Net gains on sale of other loans	43	6	—%	—	100%
Net gains on sales of securities available-for-sale	54	—	—%	816	(93)%
Net valuation gains (losses) on interest swaps and caps	—	11	(100)%	3	(100)%
Net gains (losses) on sales of OREO	2	(292)	(101)%	61	(97)%
Other income and fees	4,272	4,464	(4)%	4,642	(8)%
Total non-interest income	$ 9,940	$ 9,859	1%	$ 11,645	(15)%

Real Estate Loans by Property Type:
	3/31/2013	12/31/2012	% change	3/31/2012	% change
Retail buildings	$ 914,809	$ 868,567	5%	$ 785,264	16%
Hotels/motels	642,470	609,076	5%	436,628	47%
Gas stations/ car washes	483,151	428,997	13%	408,311	18%
Mixed-use facilities	303,286	294,421	3%	209,081	45%
Warehouses	356,724	340,433	5%	270,929	32%
Multifamily	147,383	142,610	3%	122,859	20%
Other	526,909	490,655	7%	443,517	19%
Total	$ 3,374,732	$ 3,174,759	6%	$ 2,676,589	26%

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $5.8 billion in assets as of March 31, 2013. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

CONTACT: Investors and Financial Media:
         Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com